CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference of our firm under the captions "Independent Registered Public Accounting Firm and Legal Counsel" in the Statement of Additional Information and "Financial Highlights" in the Prospectus and to the use of our report dated February 23, 2009, in this Amendment to the Registration Statement (Form N-2 No. 333-149660; 811-21117) of UBS Credit Recovery Fund, L.L.C.

/s/ Ernst & Young LLP

New York, NY

May 1, 2009